Exhibit 3.4

Articles of Incorporation (Pursuant to NRS 78)

1. Name of Corporation	Bois d’Arc Energy, Inc.
2. Resident Agent Name and Street (must be a Nevada address where process may be served)	The Corporation Trust Company of Nevada Name 6100 Neil Road, Suite 500 Reno NEVADA 89511 Street Address City Zip Code Optional Mailing Address City State Zip Code
3. Shares: (number of shares corporation authorized to issue)	Number of shares Number of Shares with par value: 110,000,000 Par Value: $ 0.01 without par value: 0
4. Names & Addresses of Board of Directors/Trustees: (attach additional page if there is more than 3 directors/trustees)	1. Gary W. Blackie
Name
600 Travis St., # 6275               Houston                   TX                            77002
Street Address                           City                          State                         Zip Code

2.Wayne L. Laufer
Name
600 Travis St., # 6275               Houston                      TX                           77002
Street Address                           City                            State                         Zip Code

3. See attached Exhibit A for additional directors.
Name

Street Address                              City                         State                         Zip Code

5. Purpose: (optional – see instructions)	The purpose of this Corporation shall be: Any and all lawful acts and activities for which corporations may be organized under NRS 78.
6. Names, Address and Signature of Incorporator: (attach additional page if there is more than 1 incorporator)	Jason P. Maxwell Name Signature Locke Liddell, 2200 Ross Avenue, # 2200 Dallas TX 75201 Address City State Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. Authorized Signature of R.A. or On Behalf of R. A. Company Date

Nevada Secretary of State Form 78 ARTICLES.2003

Articles of Incorporation
of
Bois d’Arc Energy, Inc.

EXHIBIT A

This Exhibit A is incorporated into the Articles of Incorporation of Bois d’Arc Energy, Inc. (the “Corporation”) and made a part thereof. The following lists the names and addresses of the seven (7) additional persons who are also directors of the Corporation (in addition to the two persons named above).

M. Jay Allison	5300 Town & Country Blvd.
Suite 500
Frisco, Texas 75034

Roland O. Burns	5300 Town & Country Blvd.
Suite 500
Frisco, Texas 75034

David K. Lockett	5300 Town & Country Blvd.
Suite 500
Frisco, Texas 75034

Cecil E. Martin	5300 Town & Country Blvd.
Suite 500
Frisco, Texas 75034

David W. Sledge	5300 Town & Country Blvd.
Suite 500
Frisco, Texas 75034

D. Michael Harris	600 Travis
Suite 6275
Houston, Texas 77022

John Duvieilh	600 Travis
Suite 6275
Houston, Texas 77022

Articles of Incorporation
of
Bois d’Arc Energy, Inc.

Pursuant to Item 8 of the Instructions for Articles of Incorporation (pursuant to N.R.S. 78), this Section 8 is hereby incorporated into the Articles of Incorporation of Bois d’Arc Energy, Inc. (the “Corporation”) and made a part thereof.

8. Optional Provisions

     8A. Authorized Common and Preferred Stock. Of the 110,000,000 shares of authorized stock, par value $0.01 per share, one hundred million (100,000,000) shares are common stock (“Common Stock”), and ten million (10,000,000) shares are preferred stock (“Preferred Stock”). The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series, the shares of which shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges, as may be determined by resolution of the Board of Directors of the Corporation.

     8B. Limitations on Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer of the Corporation unless it is proven that (i) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (ii) his or her breach of those duties involved misconduct, fraud or a knowing violation of law. Any repeal or amendment of this Section 8B. by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Section 8B., a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Nevada Revised Statutes (“NRS”).

     8C. Denial of Preemptive Rights. No stockholder of the Corporation shall have, by reason of holding shares of any class of stock of the Corporation, any preemptive or preferential right to purchase or subscribe for any shares (including treasury shares) of any class of stock of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other security convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any shares of such notes, debentures, bonds or other security would adversely affect the dividend or voting rights of any such stockholder, other than such rights, if any, as the Board of Directors, in its discretion, from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of stock of the Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or such notes, debentures, bonds or other security either in whole or in part to the existing stockholders of any class.

     8D. Denial of Cumulative Voting. The right to cumulate votes in the election of directors and/or cumulative voting by any shareholder is hereby expressly denied.

     8E. Amendment of Bylaws. In furtherance, and not in limitation of the powers conferred by statute, the directors of the Corporation shall have the power to adopt, amend and repeal the Bylaws of the Corporation.

     8F. Number of Directors. The members of the governing board of the Corporation shall be styled as directors. The number of directors which shall constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The number of directors constituting the initial board of directors is nine (9), subject to adjustments as provided in the Bylaws.